UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 26, 2009

ICC Worldwide, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-25417	11-3571993
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3334 E. Coast Hwy #424, Corona Del Mar, CA	92625
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 200-7569

N/A
(Former Name and Address if Changed since the last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation

On March 26, 2009, the Stealth Fund, LLLP, (“Stealth Fund”) loaned the Company $250,000 and the Company executed and delivered to the Stealth Fund a promissory note (the “Note”) to evidence all loans to be made pursuant to such commitment.

The Note matures on April 30, 2013, is unsecured, and provides that the outstanding principal balance of such Note bears interest at 15% per year.  During the first six months, payments of only interest are due.  Thereafter, monthly payments of interest and principal totaling $ 7,687 per month are due until the Note matures.

The monthly payment of interest and/or interest and principal will be increased by 50% starting in the third month of the calendar quarter following the calendar quarter in which the Company first reports positive cash provided by operations in its Statement of Cash Flows as set forth in the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K to be filed with the U.S. Securities and Exchange Commission.

As further consideration for the loan to the Company, the Company issued to the Stealth Fund a warrant to purchase 10,000,000 shares of the Company’s common stock (the “Warrant”) at any time before March 31, 2014 at a price per share of $.0059, which exercise price is subject to adjustments upon the occurrence of certain events, including stock splits, stock dividends, subdivisions and combinations of the Company’s common stock.

The Note is attached hereto as Exhibit 4.1.

The Warrant is attached hereto as Exhibit 4.2.

Item 9.01.  Exhibits

4.1	$250,000 Note payable to the order of the Stealth Fund dated March 26, 2009.

4.2	Warrant to the Stealth Fund dated March 26, 2009.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Scott K Anderson, Jr.
Scott K Anderson, Jr.
Corporate Secretary

Date: April 1, 2009